Exhibit 99.1

Strong Quarter in Book Manufacturing Boosts Courier Results

Gains in Education and Religious Markets Offset Publishing Segment Shortfall

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--November 15, 2011--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced fourth-quarter and full-year results for its fiscal year ended September 24, 2011.

Courier’s fourth-quarter 2011 revenues were $73.7 million, up 5% from $70.2 million in last year’s fourth quarter. Net income for the quarter was up sharply to $6.4 million or $.53 per diluted share. In fiscal 2010, fourth-quarter net income was $1.1 million or $.09 per diluted share including a $4.7 million pretax impairment charge, and $4.2 million or $.35 per diluted share excluding that impairment charge.

For fiscal 2011 overall, Courier sales were $259.4 million, up slightly from $257.1 million in fiscal 2010. Net income for the year was $134,000 or $.01 per diluted share including earlier charges for impairment, restructuring and the writedown of receivables from Borders Group Inc. Excluding these charges, net income for fiscal 2011 would have been $10.7 million or $.89 per diluted share. For fiscal 2010, net income was $7.1 million or $.60 per diluted share including the fourth-quarter impairment charge, and $10.2 million or $.85 per diluted share excluding it. Details of the impairment charges and other costs can be found in the tables at the end of this release.

“We finished this challenging year with significant achievements in both of our business segments,” said Courier Chairman and Chief Executive Officer James F. Conway III. “Our book manufacturing segment had one of the best quarters in its history, as we continued to benefit from our leadership in technology and service to the education and religious markets.

“Sales to the specialty trade market continued to be down, reflecting the same forces that have constrained our publishing businesses for the last several quarters. As a result, over the course of the year we made painful adjustments in both our manufacturing and publishing segments to streamline operations and reduce costs, including the March closure of our Stoughton plant. Yet both segments also achieved important milestones with continuing promise for the future. Our investment in Courier Digital Solutions more than justified itself with explosive growth in customized textbooks filling all three presses through a busy summer season. At the same time, Courier Publishing ramped up its investment in digital and online offerings across all three of its businesses.

“Throughout the year, we maintained our solid cash flow and strong financial position, reducing our debt by $2 million from a year earlier to $21.5 million. With new presses up and running both at Courier Digital Solutions and at our Kendallville, Indiana four-color offset plant, the current round of capital expenditures is winding down. In its wake, we are better positioned than ever to deliver excellent service to our customers, many of whom face the same market challenges as we do. Helping them succeed remains the surest path to our own success.

“At our Board of Directors meeting this past week, Courier’s Executive Vice President and Chief Operating Officer Bob Story announced his intention to retire in December following a remarkable 25-year career in which he has been a key contributor to our successes both as a book manufacturer and as a publisher. I would like to take this opportunity to express my deepest thanks to Bob for his extraordinary services to our company, both in the past and present and also in his continuing service in an advisory role. At the same time, I am pleased to announce the promotion of Rajeev Balakrishna to Senior Vice President and General Counsel, with overall responsibility for publishing operations; and the appointment of Peter Folger, Courier’s Senior Vice President and Chief Financial Officer, to the additional corresponding role of head of our book manufacturing operations.

“Finally, I am pleased to report that once again, Courier’s Board of Directors declared a dividend of $.21 per share, the same as last quarter. In addition, the Board reaffirmed its commitment to the dividend for the coming fiscal year, based on its confidence in the continuing strength of the company’s balance sheet, cash flow and business prospects.”

Book manufacturing: solid growth in education continues

Courier’s book manufacturing segment had fourth-quarter sales of $66.6 million, up 9% from $61.1 million last year. Operating income in the fourth quarter was $11.0 million, up 61% from $6.8 million in the fourth quarter of fiscal 2010.

For the full year, book manufacturing sales were $230.2 million, up 3% from $222.8 million in fiscal 2010. The segment’s full-year operating income was up 18% to $22.5 million, excluding the restructuring costs, versus $19.1 million in fiscal 2010.

The segment’s gross profit was $17.8 million or 26.7% of sales in the fourth quarter, versus $14.0 million or 22.8% a year ago. Gross profit for fiscal 2011 was $49.8 million or 21.7% of sales, excluding restructuring costs, versus $46.8 million or 21.0% of sales last year. The improvement in margins in a competitive pricing environment reflected an improved sales mix, operating efficiencies made possible by recent technology investments and the closing of the Stoughton plant, and increased recycling income.

The book manufacturing segment focuses on three markets: education, religion, and specialty trade. Sales to the education market were $31 million in the fourth quarter, up 16% from a year earlier. For the year, education sales were $100 million, up 9% from fiscal 2010, due to higher sales of college textbooks. Sales to the religious market were up 6% to $18 million in the quarter, and up 5% to $66 million for the full year, reflecting gains at Courier’s largest religious customer. Sales to the specialty trade market were down 8% to $14 million in the quarter, and down 9% to $54 million for the full year, reflecting the impact of the Borders Group bankruptcy and the growth of e-books on trade publishers.

During the year Courier added four-color press capacity, both digital and offset, to meet robust demand for college textbooks. At Courier Digital Solutions, the software and solutions capabilities of Highcrest Media continued to drive rapid growth in the production of customized versions of textbooks tailored to the needs of individual schools, professors and classes. With its second digital inkjet press fully booked following its installation last September, the company added a third HP press in June, in time for the peak summer season.

“Our book manufacturing business succeeded in the midst of widespread market uncertainty through a combination of innovation and consolidation,” said Mr. Conway. “Sales were up modestly for the year, but with significant disparities between markets, and between different kinds of book production. The Borders bankruptcy validated our decision to close our one-color plant in Stoughton, Massachusetts in the face of declining demand for one-color books. Meanwhile, our investment in Courier Digital Solutions and our continuing leadership in four-color offset production paid off handsomely in the college textbook market. While sales at the elementary and high school levels were up in the fourth quarter, they remained down for the year amid continuing soft demand.

“We also continued to work closely with our largest religious customer, a global missionary organization we now serve across more than 100 countries. Religious sales grew at a mid-single-digits pace in line with past patterns and with the long-term customer agreement signed this past year in support of the organization’s ambitious program of worldwide Scripture distribution.”

Specialty publishing results reflect impact of Borders liquidation

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, which publishes books on home design, decorating, landscaping and gardening.

Fourth-quarter revenues for the segment were $10.1 million, down 15% from last year’s fourth quarter, reflecting a combination of direct and indirect effects of the Borders Group bankruptcy and liquidation. The direct impact came from the loss of $900,000 in sales to Borders itself; indirect consequences included reduced consumer purchasing at other bookstores and reduced remainder sales in a market temporarily saturated by the Borders liquidation, resulting in an increase in Courier’s obsolescence reserve. Sales were down 14% at Dover, 20% at Creative Homeowner, and 20% at REA, for which Borders had been the second-largest customer. Despite its sales decline, REA remained profitable, but Dover and Creative Homeowner reported operating losses. Overall, the segment’s fourth-quarter operating loss was $872,000, versus operating income of $211,000 in fiscal 2010.

For the year as a whole, specialty publishing sales were $40.8 million, down 11% from $46.0 million in fiscal 2010, with $3.3 million, or more than 60% of the decline, attributable to lost sales to Borders. The segment’s operating loss for the year was $4.1 million, excluding the second quarter bad-debt provision for Borders, versus a loss of $714,000 last year. In addition to lower sales, key factors in the loss included increased returns and the increased allowance for inventory obsolescence.

Positive developments, both in the quarter and for the year, included double-digit increases in sales to online retailers and excellent sales growth at mass merchandising chains, an emerging channel Courier cultivated to reach a broader audience and complement sales at traditional bookstores. At the same time, the company expanded its investment in digitized content, including the conversion of printed content into electronic form to take advantage of the growing market for e-books, maximize its flexibility to reintroduce or repurpose out-of-print titles, and make the quality of its content more visible to online shoppers and search engines.

“The Borders bankruptcy and liquidation continued to cast a shadow over the entire industry for much of our fiscal year,” said Mr. Conway. “The effects lasted right through our fourth quarter, when Borders liquidated the remainder of its more than 600 original stores. In addition, e-books continued to account for a growing share of total trade books sold. Between these two factors and the unsettled economy, it was a challenging year for trade publishers everywhere, Courier included. We were partially able to compensate through increased sales to online retailers, and we began reaping significant benefits from our outreach to the major nationwide retail chains.

“With traditional bookselling channels narrowing through store closings, reductions in shelf space and cautious buying, the entire industry is still working its way to a post-Borders equilibrium in the supply chain. Following the close of the fiscal year we took additional steps to bring Courier Publishing’s cost structure in line with the reduced demand we have been experiencing during this period.

“At the same time, we moved decisively to capture our own piece of the e-book traffic that has been the brightest spot in the industry throughout the year. Over the coming months and years, readers will find our superb offering of books in print complemented by a rapidly expanding array of digital content, from online study centers to e-books and mobile apps.”

Outlook

“Our greatest successes as a book manufacturer in fiscal 2011 came from playing to our strengths in the education and religious markets, and we expect to do more of the same in fiscal 2012,” said Mr. Conway. “We also expect Courier Digital Solutions to continue to outpace the overall education market with its integrated solutions for customized textbook production. On the publishing side, having worked our way through the worst of the Borders collapse, we expect conditions in the traditional bookstore supply chain to gradually stabilize. At the same time, we continue to pursue additional relationships in non-bookstore channels, both bricks-and-mortar and online. And we will be courting consumers not only through this broader range of channels, but also through the release of e-books and other digital content alongside our print offerings.

“With our new presses up and running, we expect capital expenditures, which were $16 million in fiscal 2011, to decline to between $10 million and $12 million in fiscal 2012. We also expect to benefit from a full year’s worth of cost reductions related to the March 2011 closure of our one-color plant in Stoughton, Massachusetts, as well as from cost reductions this fall at Courier Publishing.

“As in the past, we expect our performance in fiscal 2012 to follow a seasonal pattern, with the larger portion of our earnings coming in the second half.

“In line with our past practice, today’s guidance, including comparisons to prior performance, excludes impairment and restructuring charges. It also excludes severance expenses related to this fall’s cost-reduction measures in our publishing segment as well as certain post-retirement benefits. Overall, we expect fiscal 2012 sales of between $273 million and $286 million, an increase over fiscal 2011 of between 5% and 10% (which includes the benefit of a 53-week year in fiscal 2012). And we expect earnings per diluted share of between $.75 and $1.05, which compares with our fiscal 2011 earnings of $.89 per diluted share, excluding the Borders receivable write-off.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company's operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In fiscal 2012, we expect EBITDA to be between $39 million and $45 million, compared to $39 million in fiscal 2011.

Factors not incorporated into this guidance include the possibility of future impairment or restructuring charges.

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two operating segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements, including statements relating to the continuation of the Company’s dividend for fiscal year 2012, expansion into e-books and digital content offerings, and the Company’s financial expectations for fiscal year 2012, including sales, EBITDA, earnings per share and capital expenditures. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		YEAR ENDED
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010

Net sales	$73,667	$70,238	$259,375	$257,140
Cost of sales	52,832	51,706	203,341	193,129

Gross profit	20,835	18,532	56,034	64,011

Selling and administrative expenses	11,094	11,643	47,447	47,017
Impairment charges (1)	-	4,734	8,608	4,734

Operating income (loss)	9,741	2,155	(21)	12,260

Interest expense, net	276	244	921	611

Income (loss) before taxes	9,465	1,911	(942)	11,649

Income tax provision (benefit)	3,051	786	(1,076)	4,535

Net income	$6,414	$1,125	$134	$7,114

Net income per diluted share	$0.53	$0.09	$0.01	$0.60

Cash dividends declared per share	$0.21	$0.21	$0.84	$0.84

Wtd. average diluted shares outstanding	12,040	11,954	12,022	11,935

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$66,602	$61,118	$230,229	$222,777
Specialty Publishing	10,069	11,894	40,829	46,030
Elimination of intersegment sales	(3,004)	(2,774)	(11,683)	(11,667)
Total	$73,667	$70,238	$259,375	$257,140

Operating income (loss):
Book Manufacturing	$11,023	$6,846	$14,822	$19,070
Specialty Publishing	(872)	211	(4,821)	(714)
Impairment charges (1)	-	(4,734)	(8,608)	(4,734)
Stock based compensation	(368)	(275)	(1,440)	(1,287)
Intersegment profit	(42)	107	26	(75)
Total	$9,741	$2,155	($21)	$12,260
(1)

In the third quarter of this fiscal year, the Company recorded a $8.6 million non-cash, pre-tax impairment charge related to REA which on an after-tax basis was $5.0 million, or $.42 per diluted share. In the fourth quarter of the prior year, the Company recorded a $4.7 million non-cash, pretax impairment charge related to Creative Homeowner, which on an after-tax basis was $3.1 million, or $.26 per diluted share.

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		YEAR ENDED
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010

Net sales	$66,602	$61,118	$230,229	$222,777
Cost of sales	48,833	47,164	187,643	176,020

Gross profit	17,769	13,954	42,586	46,757

Selling and administrative expenses	6,746	7,108	27,764	27,687

Operating income	$11,023	$6,846	$14,822	$19,070

SPECIALTY PUBLISHING SEGMENT	QUARTER ENDED		YEAR ENDED
	September 24,	September 25,	September 24,	September 25,
	2011	2010	2011	2010

Net sales	$10,069	$11,894	$40,829	$46,030
Cost of sales	6,960	7,422	27,406	28,698

Gross profit	3,109	4,472	13,423	17,332

Selling and administrative expenses	3,981	4,261	18,244	18,046

Operating income (loss)	($872)	$211	($4,821)	($714)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	September 24,	September 25,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$104	$107
Investments	1,141	1,090
Accounts receivable	35,320	35,123
Inventories	39,353	39,933
Deferred income taxes	4,431	4,109
Other current assets	1,443	2,388
Total current assets	81,792	82,750

Property, plant and equipment, net	100,523	103,009
Goodwill and other intangibles	18,591	27,409
Prepublication costs	7,334	7,734
Deferred income taxes	3,508	-
Other assets	1,278	1,292

Total assets	$213,026	$222,194

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$1,804	$1,794
Accounts payable	12,061	14,399
Accrued taxes	2,185	617
Other current liabilities	15,433	15,358
Total current liabilities	31,483	32,168

Long-term debt	19,718	21,904
Deferred income taxes	-	1,385
Other liabilities	7,502	3,788

Total liabilities	58,703	59,245

Total stockholders' equity	154,323	162,949

Total liabilities and stockholders' equity	$213,026	$222,194

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Years Ended
	September 24,	September 25,
	2011	2010
Operating Activities:
Net income	$134	$7,114
Adjustments to reconcile net income to
cash provided from operating activities:
Depreciation and amortization	23,162	20,681
Impairment charges	8,608	4,734
Stock-based compensation	1,440	1,287
Deferred income taxes	(5,215)	1,561
Gain on disposition of assets	-	(183)
Changes in other working capital	973	(727)
Other long-term, net	3,211	(274)

Cash provided from operating activities	32,313	34,193

Investment Activities:
Capital expenditures	(15,666)	(28,426)
Business acquisition	-	(3,000)
Prepublication costs	(4,345)	(4,162)
Proceeds on disposition of assets	-	590
Short-term investments	(51)	(73)

Cash used for investment activities	(20,062)	(35,071)

Financing Activities:
Long-term debt borrowings (repayments), net	(2,176)	10,088
Cash dividends	(10,151)	(10,068)
Proceeds from stock plans	413	473
Other	(340)	-

Cash provided from (used for) financing activities	(12,254)	493

Decrease in cash and cash equivalents	($3)	($385)

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP reconciliation - EBITDA:
Net income	$134	$7,114
Income tax provision (benefit)	(1,076)	4,535
Interest expense, net	921	611
Depreciation and amortization	22,867	20,681
Impairment charges	8,608	4,734
Restructuring costs	7,672	-
EBITDA	$39,126	$37,675

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

		Year Ended September 24, 2011
		Income (Loss) Before Taxes	Income Tax Provision (Benefit)	Net Income (Loss)	Net Income (Loss) per Diluted Share

GAAP basis measures		($942)	($1,076)	$134	$0.01

Impairment charge	(1)	8,608	3,582	5,026	0.42
Restructuring costs	(2)	7,672	2,646	5,026	0.42
Bad-debt write-off	(3)	700	235	465	0.04

Non-GAAP measures		$16,038	$5,387	$10,651	$0.89

		Year Ended September 25, 2010
		Income (Loss) Before Taxes	Income Tax Provision (Benefit)	Net Income (Loss)	Net Income (Loss) per Diluted Share

GAAP basis measures		$11,649	$4,535	$7,114	$0.60

Impairment charge	(1)	4,734	1,657	3,077	0.26

Non-GAAP measures		$16,383	$6,192	$10,191	$0.85

BOOK MANUFACTURING SEGMENT		Year Ended September 24, 2011
		GAAP Basis Measures	Restructuring Costs (2)	Non-GAAP Measures

Net sales		$230,229		$230,229
Cost of sales		187,643	(7,261)	180,382

Gross profit		42,586	7,261	49,847

Selling and administrative expenses		27,764	(411)	27,353

Operating income		$14,822	$7,672	$22,494

SPECIALTY PUBLISHING SEGMENT		Year Ended September 24, 2011
		GAAP Basis Measures	Bad-Debt Provision (3)	Non-GAAP Measures

Net sales		$40,829		$40,829
Cost of sales		27,406		27,406

Gross profit		13,423	-	13,423

Selling and administrative expenses		18,244	(700)	17,544

Operating income (loss)		($4,821)	$700	($4,121)
(1)

In the third quarter of this fiscal year, the Company recorded a $8.6 million non-cash, pre-tax impairment charge related to REA, representing all of REA's goodwill as well as $200,000 related to the write-down of under-performing titles. In the fourth quarter of the prior year, the Company recorded a $4.7 million non-cash, pre-tax impairment charge related to Creative Homeowner, which on an after-tax basis was $3.1 million, or $.26 per share.

(2)

In the second quarter of fiscal 2011, the Company closed its book manufacturing plant in Stoughton, Massachusetts, due to the impact of technology and competitive pressures affecting the one-color paperback books in which the plant specialized. Restructuring charges included $4.4 million related to severance and pension withdrawal liabilities and $3.3 million for lease termination and other facility closure costs.

(3)	The Company recorded a $700,000 bad-debt write-off related to Borders Group, Inc.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and Chief Financial Officer
www.courier.com